Exhibit 99.1

Media Contact: Clay Morrison Aero Branding, LLC clay[at]aerobranding.com

FOR IMMEDIATE RELEASE

Confederate Motors, Inc. Announces $5 Million 506(c) Private Placement Offering

Birmingham, Alabama. (November 26, 2014) - Confederate Motors, Inc. (OTCBB:CFED), makers of exotic American motorcycles, announced today that it has initiated a $5 million USD private placement offering solely to accredited investors (the “Offering) under Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act. The Company will use the proceeds from the Offering for general corporate purposes including the costs associated with manufacturing and selling its line of premium motorcycles, including inventory, working capital, design and marketing. H. Matthew Chambers, Confederate Motors, Inc.’s Chairman and Chief Executive Officer stated, “For twenty-three years, our company has defined American exceptionalism by designing and crafting the world’s most iconic and substantive motorcycles. We are excited to offer investors this unprecedented opportunity to purchase up to 8,000,000 shares of our common stock and become a stakeholder in our company.”

As part of the Offering, Confederate Motors, Inc. will issue up to 8,000,000 units in four unit classes. Each A unit (the “A Unit”) costs $25,000 per A Unit. Each B unit (the “B Unit”) costs $50,000 per B Unit. Each C unit (the “C Unit”) costs $75,000 per C Unit. Each D unit (the “D Unit”) costs $100,000 per D Unit. Each unit consists of 100,000 shares of the Company’s common stock. A Unit shares are priced at $0.25 per share. B Unit shares are priced at $0.50 per share. C Unit shares are priced at $0.75 per share. D Unit shares are priced at $1.00 per share.

The securities offered in the Offering will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Additional details of the offering, including the Private Offering Memorandum, Management Discussion and Financial Forecasts are available for viewing by SEC-accredited investors at: http://confederate.com/investor-relations/

About Confederate Motors, Inc.

For the past 23 years, Confederate Motorcycles has designed and crafted America’s most iconic and substantive motorcycles including the Hellcat, Fighter and Wraith series. For more information, visit http://confederate.com

Forward-Looking Statements

This release, like many written and oral communications presented by Confederate Motors, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Confederate Motors, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Media Contact:

Clay Morrison

Aero Branding, LLC

clay[at]aerobranding.com

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